Exhibit 10.1

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUMMER INFANT (USA), INC.,

KIDDO ACQUISITION CO., INC.,

KIDDOPOTAMUS & COMPANY,

J. CHRIS SNEDEKER,

KRISTEN PETERSON SNEDEKER

AND

THOMAS K. MANNING

April 18, 2008

TABLE OF CONTENTS

	ARTICLE I
	THE MERGER

1.1	The Merger	1
1.2	Effective Time; Closing	1
1.3	Effect of the Merger	2
1.4	Charter Documents; Directors and Officers	2
1.5	Effect on Company Stock; Merger Consideration	2
1.6	Merger Consideration; Manner of Payment	3
1.7	Closing and Post-Closing Adjustment	3
1.8	Required Withholding	5
1.9	No Further Ownership Rights in Company Stock	6
1.10	Taking of Necessary Action; Further Action	6
1.11	Closing Deliveries	6

	ARTICLE II
	STOCKHOLDER REPRESENTATIVE

2.1	Designation of Stockholder Representative	9
2.2	Authority	9
2.3	Indemnification	9
2.4	No Liability	10

	ARTICLE III
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
	STOCKHOLDERS

3.1	Representations and Warranties of the Stockholders	10
3.2	Representations and Warranties of the Major Stockholders	11

	ARTICLE IV
	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJOR STOCKHOLDERS

4.1	Organization, Qualification and Corporate Power	13
4.2	Capitalization.	13
4.3	Authorization of Transaction	14
4.4	Noncontravention	14
4.5	Company Subsidiaries	15
4.6	Company Financial Statements	15
4.7	Absence of Certain Changes	15
4.8	Undisclosed Liabilities	15
4.9	Tax Matters	15
4.10	Assets	16
4.11	Owned Real Property	16

i

4.12	Real Property Leases	16
4.13	Intellectual Property	17
4.14	Contracts	19
4.15	Accounts Receivable	20
4.16	Powers of Attorney	20
4.17	Insurance	20
4.18	Litigation	20
4.19	Product Warranties; Products Liability; Product Quality	21
4.20	Employees	21
4.21	Employee Benefits	22
4.22	Environmental Matters	23
4.23	Legal Compliance	24
4.24	Customers and Suppliers	24
4.25	Permits	25
4.26	Certain Business Relationships With Affiliates	25
4.27	Brokers’ Fees	25
4.28	Books and Records	25
4.29	Inventory	25
	Disclosure	26

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF THE MERGER SUB AND SI (USA)

5.1	Organization, Qualification and Corporate Power	27
5.2	Capitalization	27
5.3	Authorization of Transaction	27
5.4	Noncontravention	28
5.5	Litigation	28
5.6	Legal Compliance	28
5.7	Reports and Financial Statements	28
5.8	Validity of Common Stock	29
5.9	Consents and Approvals of Governmental Entities	29
5.10	Absence of Certain Changes or Events	29
5.11	Disclosure	29

	ARTICLE VI
	[INTENTIONALLY LEFT BLANK]

	ARTICLE VII
	MUTUAL COVENANTS AND AGREEMENTS

7.1	Publicity	29
7.2	Confidentiality	29
7.3	Employees	30
7.4	Approvals and Consents	31
7.5	Expenses	31

7.6	Payment or Accrual of Payoff Amounts	31

	ARTICLE VIII
	POST-CLOSING COVENANTS

8.1	Securities Act Matters	31
8.2	Restrictive Legend	32
8.3	Notice of Proposed Transfer	32
8.4	Stockholder Representative Access	33
8.5	Further Assurances	33
8.6	Taxes	33

	ARTICLE IX
	[INTENTIONALLY LEFT BLANK]

	ARTICLE X
	INDEMNIFICATION

10.1	Indemnification by the Company, the Major Stockholders and the Company Stockholders	34
10.2	Indemnification by SI (USA)	35
10.3	Indemnification Claims	35
10.4	Survival of Representations, Warranties and Covenants; Limitations	38

	ARTICLE XI
	[INTENTIONALLY LEFT BLANK]

	ARTICLE XII
	DEFINITIONS

	ARTICLE XIII
	MISCELLANEOUS

13.1	Press Releases and Announcements	51
13.2	No Third Party Beneficiaries	51
13.3	Entire Agreement	51
13.4	Succession and Assignment	52
13.5	Counterparts and Electronic Signature	52
13.6	Headings	52
13.7	Notices	52
13.8	Governing Law	54
13.9	Amendments and Waivers	54
13.10	Severability	55
13.11	Construction	55

EXHIBITS

Exhibit A:  Letters of Transmittal

Exhibit B:  Lock-Up Agreement

Exhibit C:  Registration Rights Agreement

Exhibit D-1: Chris Snedeker Employment Agreement

Exhibit D-2:  Kristen Peterson Employment Agreement

Exhibit E: Escrow Agreement

Exhibit F: Consent to Change of Control and Agreement to Terminate Lease

Exhibit G: Dissimo Independent Contractor Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger entered into as April 18, 2008 by and among Summer Infant (USA), Inc., a Rhode Island corporation (“SI (USA))”, Kiddo Acquisition Co., Inc., a Rhode Island corporation and wholly-owned subsidiary of SI (USA) (the “Merger Sub”), and Kiddopotamus & Company, a Delaware corporation (the “Company”), J. Chris Snedeker and Kristen Peterson Snedeker (together, the “Major Stockholders”) and Thomas K. Manning, solely in his capacity as stockholder representative (the “Stockholder Representative”).  The Company, the Merger Sub, the Majority Stockholders and the Stockholder Representative are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.                                   Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the applicable corporate laws of the jurisdictions of the respective jurisdiction of formation of each of the entities as set forth in the preamble of this Agreement (the “Applicable Corporate Laws”), Merger Sub intends to enter into a business combination transaction by means of a merger in which Merger Sub will merge with and into Company (with Company being the surviving entity) in exchange for shares of the common stock of the Parent (as defined in Section 1.1 below) and the payment of cash to the Company Stockholders (as defined below) in accordance with Section 1.1 below.

B.                                     The Board of Directors of the Company has determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, the Company and the Company Stockholders.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article XII, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I
THE MERGER

1.1                                 The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the Applicable Corporate Laws, the Merger Sub will be merged with and into Company, in exchange for those shares of Common Stock of Summer Infant, Inc., a Delaware corporation and sole owner of SI (USA) (the “Parent”), and the payment of cash, in such amounts as set forth in Schedule 1.6(a) (the “Merger”), whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger.  The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation”.

1.2                                 Effective Time; Closing.  Subject to the conditions of this Agreement, the Parties hereto shall cause the Merger to be consummated by filing with each jurisdiction set forth on Schedule 1.2 hereto the certificate, articles, forms of merger and/or other transaction documentation necessary to consummate the Merger (including, but not limited to, any notices, stock transfer forms and payment of any transfer taxes, stamp or duty taxes) described on Schedule 1.2 in accordance with the Applicable Corporate Laws, as the case may be (collectively, the “Merger Certificates”) (the time of the last such filing to be properly completed, or such later time as may be agreed in writing by the Merger Sub and the Company and specified in the Merger Certificates, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined).  The term “Agreement” as used herein refers to this Agreement and the Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Disclosure Schedule).  The closing of the Merger (the “Closing”) shall take place remotely via email, PDF and/or facsimile,  at such time, date and location as the parties hereto agree (the “Closing Date”).

1.3                                 Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the Applicable Corporate Laws.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Charter Documents; Directors and Officers.

(a)                                  At the Effective Time:

(i)                                     The articles of incorporation of the Merger Sub as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided by law and the articles of incorporation;

(ii)                                  The by-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation; and

(iii)                               The officers and directors of the Merger Sub immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

1.5                                 Effect on Company Stock; Merger Consideration.  At the Effective Time, by virtue of the Merger, and without any action on the part of the Merger Sub, the Company, the Major Stockholders, the Stockholder Representative or the Company Stockholders, the Company Stock shall be converted into the right to receive the Merger Consideration and shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of any Company Stock outstanding immediately prior to the Closing shall cease to have any rights with respect thereto and the Company Stockholders shall only have the right to receive the Merger Consideration as defined and provided herein.  After the Closing, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer book of Company Stock which was outstanding immediately prior to the Closing.  The stock of the Merger Sub outstanding immediately prior to the Merger will be converted, by virtue of the Merger and without any action on behalf of SI (USA), into stock of the Surviving Corporation.

1.6                                 Merger Consideration; Manner of Payment.

(a)                                  Merger Consideration.  The aggregate consideration to be paid for all of the Company Stock issued and outstanding immediately prior to the Effective Date shall be equal to $13,500,000 less the Payoff Amounts (subject to the adjustments set forth in Section 1.7 below), of which approximately twenty-five percent (25%) to fifty percent (50%) will be comprised of the Parent Common Stock, with the Major Shareholders receiving at least half the Merger Consideration they are to receive in Parent Common Stock, the exact number to be determined in accordance with the methodologies and procedures set forth in procedures set forth on Schedule 1.6 under the heading “Parent Common Stock Determination” (the “Merger Shares”), with the difference to be comprised of cash (the “Cash Portion”).  The Merger Shares and the Cash Portion shall be referred to herein collectively as the “Merger Consideration”.  The Merger Shares shall be allocated among the Major Stockholders, pro rata, and the Cash Portion shall be delivered to the Stockholder Representative and paid to each Company Stockholder by the Stockholder Representative as required by the Company’s certificate of incorporation as it exists immediately prior to the Effective Time.

(b)                                 Manner of Payment.  Subject to the adjustments set forth in Section 1.7 below, if any, the Merger Consideration shall be payable as follows:

(i)                                     At Closing, the Merger Sub shall (A) pay the Cash Portion of the Merger Consideration less the sum of the Cash Escrow Amount by wire transfer of immediately available funds to the Stockholder Representative on behalf of the Company Stockholders pursuant to instructions delivered to the SI (USA) no later than two (2) Business Days prior to the Closing Date, and (B) deposit the Cash Escrow Amount with the Escrow Agent to be held in accordance with the provisions of the Escrow Agreement; and

(ii)                                  At Closing, the Merger Sub shall deliver to the Stockholder Representative the Merger Shares less the Escrow Shares and to the Escrow Agent the Escrow Shares to be held in accordance with the provisions of the Escrow Agreement.

(c)                                  Costs.  The Parties agree that they shall each be responsible for any fees and disbursements of counsel and any other consultants that they have engaged in connection with the transactions contemplated hereunder.  The Merger Sub and the Stockholder Representative shall split any and all fees and costs charged by the Escrow Agent in connection with its obligations under the Escrow Agreement.

1.7                                 Closing and Post-Closing Adjustment.

(a)                                  Estimated Closing Balance Sheet.   An estimated closing balance sheet for the Company containing all the assets and the Liabilities of the Company and setting forth in reasonable detail its estimate of the net book value of the Company’s assets as of March 31, 2008 and the book amount of the Company’s Liabilities as of March 31, 2008 (such balance sheet is referred to herein as the “Estimated Closing

Balance Sheet”) is attached hereto as Schedule 1.7(a).  The Estimated Closing Balance Sheet was prepared in accordance with GAAP consistently applied, and all the estimates thereon were reasonably determined in good faith.  Based on the Estimated Closing Balance Sheet, the Parties agree that estimated Closing Net Worth is $5,506,469.

(b)                                 Closing Date Net Worth Adjustment. The parties agree that estimated Closing Net Worth of $5,506,649 is less than the Net Worth Target by more than $1,000,000, the Parties, have agreed, however, that the Merger Consideration will be adjusted only by $1,000,000 (the “Negative Closing Date Adjustment Amount”).

(c)                                  Final Closing Balance Sheet.  Within forty-five (45) days after the Closing Date, the Surviving Corporation shall provide to the Stockholder Representative a final closing balance sheet for the Company setting forth all the assets and Liabilities of the Company and setting forth in reasonable detail the net book value of the assets of the Company as of immediately prior to March 31, 2008 and the book amount of the Company’s Liabilities as of immediately prior to March 31, 2008, which shall include each of the accounts required in determining the Closing Net Worth (such balance sheet is referred to herein as the “Closing Balance Sheet”) following the methodologies and procedures used in calculating the Estimated Closing Balance Sheet.  The Stockholder Representative shall be given reasonable access to the work papers and other materials used in the preparation of the Closing Balance Sheet.  The Closing Balance Sheet shall be accompanied by a determination of the Closing Net Worth.

(d)                                 Resolution of Disputes.  In the event the Stockholder Representative does not agree as to the Closing Balance Sheet or to the amount of the Closing Net Worth determined by the Surviving Corporation, then the Stockholder Representative shall deliver to the Surviving Corporation a written statement (the “Objection Notice”) describing with reasonable detail the basis for any such claim within 60 days after receiving the Closing Balance Sheet.  The Surviving Corporation and the Stockholder Representative will use reasonable efforts to resolve any such claims themselves.  If they do not obtain a final resolution within 75 days after delivery of the Objection Notice, the Surviving Corporation and the Stockholder Representative will select a regional or national accounting firm mutually acceptable to them to resolve any remaining such claims.  If the Surviving Corporation and the Stockholder Representative are unable to agree on the choice of an accounting firm, they will select a nationally recognized accounting firm by lot (after excluding any such firm engaged by the Surviving Corporation, the Parent or their affiliates) (the “Arbitrating Accountant”).  Upon submission to the Arbitrating Accountant for resolution, the Surviving Corporation and the Stockholder Representative shall each indicate in writing its position on each disputed matter.  The Arbitrating Accountant shall make a written determination on each disputed matter as soon as practicable and such determination will be conclusive and binding upon the Surviving Corporation and the Stockholder Representative with respect to that disputed matter.  The proposed Closing Balance Sheet and the Closing Net Worth will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 1.7.  The fees and expenses of the Arbitrating Accountant shall be shared equally between the Surviving Corporation and the Company Stockholders.

(e)                                  Post-Closing Adjustments.  Promptly, and in any event no later than the 5th Business Day after final determination of the Closing Net Worth in accordance with Sections 1.7(c) and 1.7(d):

(i)                                     if the Closing Net Worth is less than $5,431,469, then the Stockholder Representative and Surviving Corporation will cause to be paid or delivered from the Escrow Account a portion of the Cash Escrow Amount (by wire transfer of immediately available funds to the Surviving Corporation) and a portion of the Escrow Shares (by delivery of certificates reflecting such shares to the Surviving Corporation), equal to such number (the value of the Escrow Shares delivered to the Surviving Corporation determined in accordance with the Escrow Agreement) and such amount shall be deemed a decrease to the Merger Consideration; and

(ii)                                  if the Closing Net Worth is $5,431,469 or greater, no adjustments to the Merger Consideration shall be made and no amount shall be payable by the Surviving Corporation to the Stockholder Representative.

(f)                                    [Intentionally left blank]

(g)                                 The Surviving Corporation will make any work papers and back-up materials necessary for the preparation of the Estimated Closing Balance Sheet or the Closing Balance Sheet, and any books, records and financial staff of the Surviving Corporation, available to the Stockholder Representative and his accountants and other representatives, and, in the event of a dispute involving the Closing Net Worth, to the Arbitrating Accountant, at reasonable times and upon reasonable notice at any time during the preparation and resolution by the Surviving Corporation and the Stockholder Representative and/or the Arbitrating Accountant of any objections to the Closing Balance Sheet.

(h)                                 [Intentionally left blank].

(i)                                     Fractional Shares.  No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each Major Stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.8                                 Required Withholding.  The Parent, the Surviving Corporation and/or the Stockholder Representative shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

1.9                                 No Further Ownership Rights in Company Stock.  All Merger Consideration issued and/or paid in accordance with the terms hereof shall be in full satisfaction of all rights pertaining to the Company Stock and there shall be no further registration of transfers on the records of the Parent or the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any shares of Company Stock are presented to the Parent or Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10                           Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the appropriate officers and directors of the Parent, SI (USA) and the Surviving Corporation will take all such lawful and necessary action.

1.11                           Closing Deliveries.  The following items shall be delivered by the Parties at Closing:

(a)                                  By the Company and the Stockholder Representative.  At the Closing, the Company and the Stockholder Representative shall execute and deliver to, or cause to be executed and delivered to, the Merger Sub the following:

(i)                                     certificates evidencing shares of Company Stock, together with a duly executed letter of transmittal from each Company Stockholder in a form attached hereto as Exhibit A containing the following provisions:  (A) such representations, warranties and covenants as are reasonably required in connection with the transactions contemplated hereby; (B) a release of all claims against the Company, its successors and assigns and any of their Affiliates; (C) an acknowledgement of the validity and enforceability of this Agreement and the Merger; (D) an acknowledgement of the appointment of the Stockholder Representative; and (E) an acknowledgement of the Merger Consideration to be received by the Company Stockholder (the “Letters of Transmittal”);

(ii)                                  a certificate reasonably acceptable to the Merger Sub and its counsel, dated as of the Closing Date, executed by the Secretary of the Company certifying on behalf of the Company (A) the adoption of resolutions of the Board of Directors of the Company and the Company Stockholders authorizing the execution, delivery and performance of this Agreement, the Merger and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby, (B) a true and complete copy certified articles of organization (as filed with the Secretary of State of the State of Delaware) and the by-laws of the Company, each as amended through the Closing; and (C) an incumbency certificate signed by an officer or officers of the Company certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(iii)                               each Company Stockholder shall have delivered a Substitute Form W-9 or Form W-8 to SI (USA);

(iv)                              the Consent to Change of Control and Agreement to Terminate Lease, allowing the Surviving Corporation (at its expense) to occupy the Leased Real Property after the Closing and providing that the Company may terminate the Leased Real Property upon not less than 15 days written notice to landlord upon payment to the landlord of the rent due through January 31, 2009, the expiration date of the current lease term in the form attached hereto as Exhibit F (the “Lease Termination Agreement”);

(v)                                 a good standing certificate from the jurisdiction of the Company’s organization and from any other jurisdiction, if any, in which the Company is required to be qualified to do business as a foreign corporation dated not more than seven (7) days prior to the Closing Date;

(vi)                              a certificate in form and substance reasonably acceptable to the Merger Sub establishing that the transactions contemplated by this Agreement are not subject to withholding under Section 1445 of the Code;

(vii)                           an executed Lock-Up Agreement from each of the Major Stockholders and the Electing Stockholders in the form annexed hereto as Exhibit B;

(viii)                        an executed Registration Rights Agreement from each of the Major Stockholders and the Electing Stockholders in the form annexed hereto as Exhibit C;

(ix)                                the executed Employment Agreements from J. Chris Snedeker and Kristen Peterson Snedeker in the forms annexed hereto as Exhibits D-1 and D-2, respectively, (the “Employment Agreements”);

(x)                                   final executed payoff letters in a form reasonably satisfactory to the Merger Sub in connection with the payment by Merger Sub of the indebtedness set forth on Section 1.11(a)(x) of the Company Disclosure Schedule attached hereto and any other debt for borrowed money that is secured by the assets of the Company;

(xi)                                waivers, permits, licenses, consents, approvals or other authorizations or the registrations, filings and notices referred to in Section 4.4 which are required on the part of the Company, including, but not limited to, each of the approvals, consents, licenses, and waivers set forth on Section 1.11(a)(xi) of the Company Disclosure Schedule (the “Material Consents”);

(xii)                             Tax good standing certificates issued by the States of Delaware and Kansas;

(xiii)                          the Escrow Agreement, duly executed by the Stockholder Representative, in the form annexed hereto as Exhibit E; and

(xiv)                         the Independent Contractor Agreement for Graphic Design Services with Dissimo, l.l.c. and Anni Wildung in the form attached hereto as Exhibit G (the “Dissimo Independent Contractor Agreement”).

(b)                                 By the Merger Sub.  At the Closing, the Merger Sub shall execute and deliver to, or cause to be executed and delivered to, the Company the following:

(i)                                     a certificate reasonably acceptable to the Company, dated the Closing Date, executed by an officer of the Merger Sub, certifying, on behalf of the Merger Sub (A) the adoption of resolutions of the Board of Directors of the Merger Sub authorizing the execution, delivery and performance of this Agreement and the related agreements, documents and instruments referred to herein and the respective transactions contemplated hereby and thereby; (B) a true and complete copy of the Certificate of Incorporation of the Merger Sub (as filed with the Secretary of State of Rhode Island) and the by-laws of the Merger Sub, each as amended through the Closing Date; and (C) an incumbency certificate signed by an officer or officers of the Merger Sub certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

(ii)                                  [intentionally left blank];

(iii)                               a good standing certificate from the jurisdiction of Merger Sub’s organization and from any other jurisdiction, if any, in which Merger Sub is required to be qualified to do business as a foreign corporation dated not more than seven (7) days prior to the Closing Date;

(iv)                              payment by wire transfer of the Cash Portion of the Merger Consideration to the Stockholder Representative, as adjusted in accordance with Section 1.7 of this Agreement, if applicable, less the Cash Escrow Amount (deposited with the Escrow Agent);

(v)                                 evidence of payment of the Payoff Amounts;

(vi)                              delivery of the Merger Shares to the Stockholder Representative, less the Escrow Shares;

(vii)                           the Employment Agreements executed by SI (USA);

(viii)                        the Lock-Up Agreement executed by the Parent;

(ix)                                the Escrow Agreement, duly executed by SI (USA); and

(x)                                   the Registration Rights Agreement executed by the Parent.

ARTICLE II
STOCKHOLDER REPRESENTATIVE

2.1                                 Designation of Stockholder Representative.  Thomas K. Manning (the “Stockholder Representative”) is hereby designated by each of the Major Stockholders, by the execution of this Agreement, and each of the Other Stockholders, by the approval of the Merger and adoption of this Agreement, to serve as the representative of the Stockholders with respect to the matters expressly set forth in this Agreement to be performed by the Stockholder Representative.

2.2                                 Authority.  Each of the Major Stockholders, by the execution of this Agreement, and each of the Other Stockholders, by the approval of the Merger and adoption of this Agreement, hereby irrevocably appoints the Stockholder Representative as the agent, proxy and attorney-in-fact for such Company Stockholder for all purposes of this Agreement (including the full power and authority on such Company Stockholder’s behalf (a) to consummate the transactions contemplated herein; (b) to pay such Company Stockholder’s expenses incurred in connection with the negotiation and performance of this Agreement (whether incurred on or after the date hereof); (c) to disburse any funds received hereunder to such Company Stockholder and each other Company Stockholder; (d) to endorse and deliver any certificates or instruments representing the Company Stock, and to execute such further instruments of assignment as Merger Sub or Surviving Corporation (as applicable) shall reasonably request; (e) to execute and deliver on behalf of such Company Stockholder any amendment or waiver hereto; (f) to take all other actions to be taken by or on behalf of such Company Stockholder in connection herewith; (g) to withhold funds to pay Company Stockholder-related expenses and obligations; (h) to do each and every act and exercise any and all rights which such Company Stockholder is permitted or required to do or exercise under this Agreement; (i) to execute and deliver the Escrow Agreement on behalf of such Company Stockholder and each other Company Stockholder and to take all actions required thereunder; (j) to resolve claims under this Agreement and the Escrow Agreement; and (k) to establish such reserves as the Stockholder Representative may from time to time determine, in his sole discretion, to be necessary and desirable in connection with the expenses and other costs that may be borne by the Stockholder Representative or the Company Stockholders hereunder, and to pay such reserves from the Escrow Fund only upon the release of the Escrow Funds in accordance with the terms of the Escrow Agreement or to withhold such reserves from the Merger Consideration payable under Section 1.6(b)); provided, however, that, notwithstanding the foregoing, the Stockholder Representative shall not have the authority to increase the liability or obligations of the Company Stockholders or to reduce the Merger Consideration without the prior written consent of Company Stockholders owning a majority of each class of the Company Stock prior to the Closing.  Each of the Company Stockholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Stockholder Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Stockholder.  All decisions and actions by the Stockholder Representative (to the extent authorized by this Agreement) shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

2.3                                 Indemnification.  Each Company Stockholder hereby severally, for himself, herself or itself only and not jointly, agrees to indemnify and hold harmless the

Stockholder Representative against all expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses, damages, penalties, costs, fees and amounts paid in settlement actually and reasonably incurred by the Stockholder Representative in connection with any action, suit or proceeding to which the Stockholder Representative is made a party (whether or not involving a third party) by reason of the fact he is or was acting as the Stockholder Representative pursuant to the terms of this Agreement.

2.4                                 No Liability.  Neither the Stockholder Representative nor any agent employed by him shall incur any liability to any Company Stockholder by virtue of the failure or refusal of the Stockholder Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of his other duties hereunder, except for actions or omissions constituting fraud, bad faith or gross negligence.  Further, notwithstanding anything in this Agreement to the contrary, the Stockholder Representative is serving in that capacity solely for purposes of administrative convenience and shall have no personal liability to Merger Sub, Surviving Corporation, SI (USA), Parent or otherwise under this Agreement with respect to his actions as Stockholders Representative on behalf of the Company Stockholders and the Stockholder Representative’s sole and exclusive obligation and liability shall be limited to funds provided directly or indirectly via the Escrow Account to the Stockholder Representative.  Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the foregoing will in any way limit the indemnification obligation of the Stockholder Representative, set forth in Article X, in his capacity as a Company Stockholder, and/or in any way modify the representations, warranties and covenants made by the Stockholders Representative as a Company Stockholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
STOCKHOLDERS

3.1                                 Representations and Warranties of the Stockholders.  As a material inducement to Parent, SI (USA) and Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each stockholder of the Company, by approval of the Merger and the adoption of this Agreement (collectively, the “Company Stockholders”), hereby severally (and not jointly) represents and warrants to the Parent, SI (USA) and the Merger Sub that, as of the date of this Agreement and as of the Closing Date, as follows:

(a)                                  Title to Company Stock.  Such Company Stockholder has good and marketable title to the Company Stock which is to be exchanged by such Company Stockholder pursuant to this Agreement, free and clear of any and all Security Interests, option or rights of any nature.  Section 3.1(a) of the Company Disclosure Schedule (as defined below) sets forth a true and correct description of all Company Stock owned by such Company Stockholder.

(b)                                 Authority.  Such Company Stockholder does not, and the performance of his, her or its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement, and such Company Stockholder has the full right, power and authority to approve the Merger and to execute and deliver all agreements instruments and documents, (the “Company Stockholder Agreements”) entered into in connection herewith by such Company Stockholder and to perform such Company Stockholder’s obligations thereunder.  The Company Stockholder Agreements to which each Company Stockholder is a party constitute the valid and legally binding obligations of such Company Stockholder in accordance with their respective terms.

(c)                                  Non-Contravention.  Such Company Stockholder is not a party to, subject to or bound by any agreement or any judgment, order, writ, law, rule, prohibition, injunction or decree of any court or other governmental body which conflicts with, would be breached by or defaulted under, or would prevent or impair the execution or delivery of this Agreement or the Company Stockholder Agreements by such Company Stockholder, the performance of such Company Stockholder’s obligations under this Agreement or the Company Stockholder Agreements and the transactions contemplated thereunder, or the sale or transfer of the Company Stockholder’s Shares pursuant hereto.

3.2                                 Representations and Warranties of the Major Stockholders.  As a material inducement to Parent,  SI (USA)  Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, each Major Stockholder hereby jointly and severally represents and warrants to the Parent,  SI (USA) and the Merger Sub that, as of the date of this Agreement and as of the Closing Date, all of the statements contained in this Section 3.2 are true, correct and complete with respect to such Major Stockholder as of the date of this Agreement and as of the Closing Date:

(a)                                  Authority.  Such Major Stockholder has the full right, power and authority to execute and deliver this Agreement and all of the other agreements, instruments and documents (the “Related Agreements”) entered into in connection herewith by such Major Stockholder and to perform such Major Stockholder’s obligations hereunder and thereunder.  This Agreement and the Related Agreements to which each Major Stockholder is a party constitute the valid and legally binding obligations of such Major Stockholder, enforceable against such Major Stockholder in accordance with their respective terms.

(b)                                 Accredited Investor.  Such Major Stockholder is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act (“Regulation D”).  Such Major Stockholder understands that the Merger Shares are being offered and sold in reliance on specific exemptions from the registration and qualification requirements of United States federal and state securities laws and that the Merger Sub and Parent are relying upon the truth and accuracy of, and the Company’s and the Major Stockholders’ compliance with, the representations, warranties, agreements, acknowledgements and understandings set forth herein in order to determine the availability of such exemptions and its eligibility to receive the Merger Shares.

(c)                                  Purchase Entirely for Own Account.  The Merger Shares, if any, to be received by each Major Stockholder hereunder will be acquired by such Major Stockholder for his or her own account, not as nominee or agent, for investment, and not with a view to, or for sale in connection with, the distribution of the Merger Shares, or with any present intention of selling or otherwise disposing of all or any part of the Merger Shares, except in accordance with the terms of the Lock-Up Agreement.  No Major Stockholder has any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Merger Shares.  Such Major Stockholder understands that the Merger Shares are not being registered under the Securities Act because the issuance and sale of the Merger Shares is intended to be exempt from registration under Section 4(2) of the Securities Act and the rules and regulations promulgated thereunder, including Regulation D, as not involving a public offering.  The Major Stockholders acknowledge that the Merger Shares cannot be sold or otherwise transferred except (i) in compliance with the terms of this Agreement and the Lock-Up Agreement, and (ii) unless (A) such securities have been registered for sale pursuant to the Securities Act, (B) such securities are sold pursuant to Rule 144 promulgated under the Securities Act, or (C) the Company and/or such Major Stockholder, as applicable, have received an opinion of counsel reasonably satisfactory to him, her or it that such transfer may lawfully be made without registration under the Securities Act or qualification under applicable state securities laws.

(d)                                 Restricted Securities.  Each Major Stockholder understands that the Merger Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Parent in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances and that no federal or state agency has passed upon the Merger Shares or made any findings or determination as to the fairness of an investment in the Merger Shares.

(e)                                  Investment Experience.  By reason of the business and financial experience of such Major Stockholders and/or of the business and financial experience of the persons that such Major Stockholder has retained to advise him or her with respect to investment in the Merger Shares, such Major Stockholder has the capacity to protect his or her respective interest in investments of the nature of the Merger Shares.  Each Major Stockholder has carefully evaluated his, her or its respective financial resources and investment position and the risks associated with this investment in the Merger Shares and is able to bear the economic risks, including a total loss, of his, her or its respective investment in the Merger Shares.  Each Major Stockholder understands that the purchase of the Merger Shares involves substantial risk.

(f)                                    Disclosure of Information.  Each Major Stockholder has had the opportunity to ask questions of, and receive answers from, officers of the Parent and the Merger Sub regarding the terms and conditions of this Agreement and other documents and materials, and the transactions contemplated thereby, as well as the affairs of the Parent and the Merger Sub and related matters.

(g)                                 Access to Professionals.  Each Major Stockholder has had the opportunity to consult with counsel, tax and other professionals of its, his or her choosing in connection with an investment in the Merger Shares and has relied solely upon the advice of advisors with respect to the tax and other legal aspects of this investment in the Merger Shares.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MAJOR
STOCKHOLDERS

The Company and the Major Stockholders represent and warrant to Parent, SI (USA) and the Merger Sub that, except as set forth in the Company Disclosure Schedule, the statements contained in this Article IV are true and correct as of the Closing. The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in each section and subsection of this Article IV.  The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article IV only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.   For purposes of this Article IV, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the Major Stockholders as well as any other knowledge which such person would have possessed had they made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.  The phrases “in any material respect” or “in all material respects” or any phrase of similar import shall mean, to the extent applicable, an event of or lack of event, that (i) gives a third party the right to automatically terminate an agreement, (ii) results in monetary damages of a material amount or (iii) the Company has received notice of a breach or event of default that could result in either of the foregoing.

4.1                                 Organization, Qualification and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company is duly qualified to conduct business and is in standing under the laws of each jurisdiction listed in Section 4.1 of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  The Company has furnished to the Merger Sub complete and accurate copies of the Company’s formation and organizational documents.  The Company is not in default under or in violation of any provision of its formation or organizational documents.

4.2                                 Capitalization.

(a)                                  The authorized capital stock of the Company consists of (i) 5,000,000 shares of Series A Preferred Stock $0.0001 par value per share, of which, as of the date of this Agreement and as of the Closing Date, 4,090,021 are issued and outstanding (the “Company Preferred Stock”), and (ii) 10,000,000 shares of common stock $0.0001 par value per share, of which, as of the date of this Agreement and as of the Closing Date, 5,000,000 shares are issued and outstanding to the Company Stockholders only (the “Company Common Stock” and together with the “Company Preferred Stock”, the “Company Stock”).

(b)                                 Section 4.2 of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of the Company Stock, showing the number of shares of capital stock held by such stockholder.  All of the issued and outstanding shares of the Company Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All of the issued and outstanding shares of the Company Stock have been offered, issued and sold by the Company in compliance in all material respects with all applicable Laws.

(c)                                  There are no Company stock plans and except as set forth in Section 4.2 of the Company Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to any holders of the Company Stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise, including any powers of attorney granted to the Board of Directors of the Company) to purchase, redeem or otherwise acquire any shares of the Company Stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(d)                                 Except as set forth in Section 4.2 of the Company Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale, transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration or voting, of the Company Stock.

4.3                                 Authorization of Transaction.  The execution and delivery by the Company of this Agreement and all other agreements contemplated hereby, and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement and each other agreement to which the Company is a party constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms. Without limiting the foregoing, the Company has obtained all consents, approvals and other authorizations from the Company’s Board of Directors and/or the Company Stockholders under the Company’s organizational documents or any other document pursuant to which the Company is required to obtain any such consent or approval.

4.4                                 Noncontravention.  Except as disclosed in Section 4.4 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) conflict with or violate any provision of the formation and organizational documents of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or agreement required to be disclosed on Section 4.4 of the Company Disclosure Schedule, (d) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Company is a party or by which the Company is bound or to which any of its respective assets is subject (other than contracts and agreements required to be disclosed on Section 4.4 of the Company Disclosure Schedule), (e) result in the imposition of any Security Interest upon any assets of the Company or (f) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of their respective properties or assets.

4.5                                 Company Subsidiaries.  Other than as set forth in Section 4.5 of the Company Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.

4.6                                 Company Financial Statements.  The Company has provided or made available to SI (USA) and Merger Sub the Company Financial Statements attached hereto as Section 4.6 of the Company Disclosure Schedules.  The Company Financial Statements (a) were prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes to such financial statements) and (b) fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments which will not be material in amount or effect and do not include footnotes.

4.7                                 Absence of Certain Changes.  Since the Company Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or would reasonably be expected to have in the future, a Company Material Adverse Effect and (b) the Company has not taken any of the actions set forth in paragraphs (a) through (n) of Section 6.3.

4.8                                 Undisclosed Liabilities.  The Company does not have any Liabilities (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) Liabilities shown on the Company Most Recent Balance Sheet, (b) Liabilities which have arisen since the Company Most Recent Balance Sheet Date in the Ordinary Course of Business, (c) contractual and other Liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet and (d) those Liabilities listed on Section 4.8 of the Company Disclosure Schedule.

4.9                                 Tax Matters.

(a)                                  Except as set forth in Section 4.9 of the Company Disclosure Schedule, all Tax Returns and tax reports required to be filed with respect to the income, operations, business or assets of the Company or each affiliated, combined or unitary group (“Tax Group”) of which the Company has been a member (i) have been timely filed (or will be timely filed) with the appropriate Governmental Entities for all periods ended on or prior to the Closing Date, (ii) are correct and complete in all material respects and reflect accurately all liability for Taxes of the Company or the Company’s Tax Group, as the case may be, for the periods to which such returns relate and (iii) all Taxes shown as payable on such Tax Returns have been paid (or will be timely paid), including, any and all Taxes incurred or imposed as a result of the consummation of any of the transactions contemplated by this Agreement.  Except as set forth in Section 4.9 of the Company Disclosure Schedule, no Governmental Authority of a jurisdiction in which the Company does not file Tax Returns has notified the Company that the Company may be liable to file Tax Returns in such jurisdiction.

(b)                                 All Taxes that the Company or its Tax Group are required by Law to withhold or collect for all periods ending on or prior to the Closing Date have been timely withheld or collected, or adequately reserved for on the books and records of the Company, and to the extent required by Law have been paid to the appropriate Governmental Entity.

(c)                                  The Company has previously delivered or made available to the SI (USA) and Merger Sub or its agents or representatives true, correct and complete copies of each of the federal, state, local, and other Tax Returns filed by the Company or its Tax Group for the past three fiscal years which were due, without regard to any extensions granted, on or before the date hereof.

4.10                           Assets.

(a)                                  The Company is the true and lawful owner, and has good title to, all of the Company’s assets, free and clear of all Security Interests, except as set forth in Section 4.10(a) of the Company Disclosure Schedule.  The Company owns or leases all of its assets and they are sufficient for the conduct of its business as presently conducted.

(b)                                 Each item of equipment and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract listed on Section 4.10(b) of the Company Disclosure Schedule, the obligations of the Company to such lessor or owner will have been discharged in full.

4.11                           Owned Real Property.  The Company does not own any real property in its own name.

4.12                           Real Property Leases.  The Company’s only Lease is the Leased Real Property Lease.  The Company has delivered or made available to the SI (USA) Merger Sub a complete and accurate copy of the Leased Real Property Lease.  With respect to the Leased Real Property Lease:

(a)                                  it is legal, valid, binding, enforceable and in full force and effect;

(b)                                 assuming no breach thereof by Surviving Corporation following the Closing, the Leased Real Property Lease, as amended, will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; neither the Company nor to the knowledge of the Company any other party, is in breach or violation of, or default under, the Leased Real Property Lease in any material respect, and no event has occurred, is pending or, is to the knowledge of the Company threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, any other party in any material respect under the Leased Real Property Lease, and all rents due to date on the Leased Real Property Lease have been paid;

(c)                                  there are no disputes, oral agreements or forbearance programs in effect as to the Leased Real Property Lease;

(d)                                 the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Leased Real Property Lease;

(e)                                  all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities as currently operated; and

(f)                                    the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to the Leased Real Property Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto.

4.13                           Intellectual Property.

(a)                                  Company Registrations.  Section 4.13(a) of the Company Disclosure Schedule lists (i) all Company Registrations, in each case enumerating specifically the applicable filing or registration number, title, jurisdiction in which filing was made or from which registration issued, date of filing or issuance, names of all current applicant(s) and registered owners(s), as applicable, and (ii) all other Company Intellectual Property.  Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, all assignments of Company Registrations to the Company have been properly executed and recorded.  All Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b)                                 Prosecution Matters.  There are no inventorship challenges, opposition or nullity proceedings or interferences declared or commenced or to the knowledge of the Company threatened, with respect to any material Patent Rights included in the Company Registrations.  To the knowledge of the Company, the Company has complied with their duty of candor and disclosure to all relevant domestic and foreign patent offices with respect to all patent and trademark applications filed by or on behalf of the Company in all material respects and has made no material misrepresentation in such applications.  Except as set forth on Section 4.13(b) of the Company Disclosure Schedule, the Company has no knowledge of any information that would preclude the Company from having clear title to the Company Registrations or affecting the patentability or enforceability of any Company Registrations.

(c)                                  Ownership; Sufficiency.  Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing.  The Company is the sole and exclusive owner of, or has a valid license to use all Company Owned Intellectual Property, free and clear of any Security Interests and all license or joint owners of the Company Owned Intellectual Property are listed in Section 4.13(c) of the Company Disclosure Schedule.  The Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Company’s business in all material respects in the manner currently conducted.

(d)                                 Infringement by Company.  To the knowledge of the Company, the Company Owned Intellectual Property does not infringe or violate, or constitute a misappropriation of, any Intellectual Property rights of any third party.  Section 4.13(d) of the Company Disclosure Schedule lists any complaint, claim or notice, or threat of any of the foregoing (including any notification that a license under any patent is or may be required), received by the Company alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received by the Company from any reseller, distributor, customer, user or any other third party; and copies of all such complaints, claims, notices, requests, demands or threats, as well as any legal opinions, studies, market surveys and analyses relating to any alleged or potential infringement, violation or misappropriation have been provided or made available to the Merger Sub.

(e)                                  Infringement of Company Rights.  Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, to the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of the Company) is infringing, violating or misappropriating any of the Company Owned Intellectual Property or any Company Licensed Intellectual Property which is exclusively licensed to the Company.

(f)                                    Outbound IP Agreements.  Section 4.13(f) of the Company Disclosure Schedule identifies each license, covenant or other agreement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property.  Except for the sale of Company Products in the Ordinary Course of Business, the Company has not agreed to indemnify any person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any third party Intellectual Property rights.

(g)                                 Employee and Contractor Assignments.  Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, all current and former employees, managers, stockholders, founders and independent contractors of the Company have executed a valid and binding written confidentiality/inventions agreement assigning to the Company all right, title and interest in any inventions and works of authorship related to the Company’s business, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s or manager’s employment or such stockholder’s or founder’s association with the Company or such independent contractor’s work for the Company, and all Intellectual Property rights therein.

4.14                           Contracts.

(a)                                  Section 4.14 of the Company Disclosure Schedule lists by corresponding subsection the following Contracts to which the Company is a party as of the date of this Agreement:

(i)                                     any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) an obligation (including capitalized lease obligations) which may not be terminated on 90 days written notice involving more than $50,000;

(ii)                                  any agreement for the disposition of any portion of the assets or business of the Company;

(iii)                               any agreement imposing confidentiality obligations on the Company;

(iv)                              any agreement which contains any provisions requiring the Company to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of Company Products entered into in the Ordinary Course of Business); and

(v)                                 any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its technology or Company Products, or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or any segment of the market or line of business; or in which the Company has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party.

(b)                                 The Company has delivered or made available to SI (USA) and the Merger Sub a complete and accurate copy of each agreement listed in Section 4.13 or Section 4.14 of the Company Disclosure Schedule.  With respect to each agreement so listed, except as set forth in Section 4.14(b) of the Company Disclosure Schedule:  (i) the agreement is legal, valid, binding and enforceable and in full force and effect; (ii) assuming no breach thereof by Surviving Corporation following the Closing, the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) neither the Company nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement in any material respect, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the knowledge of the Company, any other party under such agreement.

(c)                                  All agreements, written or oral, between the Company and any holder of its securities, or among any holders of its securities, relating to the sale, transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration or voting, of the capital stock of the Company, are listed on Section 4.14(c) of the Company Disclosure Schedule, and all such agreements will terminate as of the Closing without any further action of any party thereto.

4.15                           Accounts Receivable.  All accounts receivable of the Company reflected on the Company Most Recent Balance Sheet (other than those paid since such date) are valid receivables and except as set forth in Section 4.15 of the Company Disclosure Schedule, are subject to no setoffs, credits, allowances, discounts, charge-backs or counterclaims and are current and not in excess of the Company’s reserves for bad debts on the Company Most Recent Balance Sheet.  A complete and accurate list of the accounts receivable reflected on the Company Most Recent Balance Sheet, showing the aging thereof, is included in Section 4.15 of the Company Disclosure Schedule.  All accounts receivable of the Company that have arisen since the Company Most Recent Balance Sheet Date are valid receivables and except as set forth in Section 4.15 of the Company Disclosure Schedule, are subject to no setoffs, credits, allowances, discounts, charge-backs or counterclaims and are current and not in excess of the Company’s reserves for bad debts on the Company’s Most Recent Balance Sheet.  The Company has not received any written notice from an account debtor stating that any account receivable in an amount in excess of $25,000 is subject to any contest, claim or setoff by such account debtor.

4.16                           Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of the Company.

4.17                           Insurance.  Section 4.17 of the Company Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, pension, group life, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect.  There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy.  All premiums due and payable under all such policies have been paid; to the knowledge of the Company, the Company is not liable for retroactive premiums or similar payments; and the Company is otherwise in compliance in all material respects with the terms of such policies.  The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy.  Assuming no violation thereof by the Surviving Corporation following the Closing, each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.

4.18                           Litigation.  Except as set forth in Section 4.18 of the Company Disclosure Schedule, there is no Legal Proceeding which is pending or to the knowledge of the Company has been threatened against the Company which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against the Company.

4.19                           Product Warranties; Products Liability; Product Quality.

(a)                                  A true and complete list of all Company Products is set forth in Section 4.19(a) of the Company Disclosure Schedule.

(b)                                 No Company Product or service manufactured, sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale of the Company, which are set forth in Section 4.19(b) of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which the Company does not have any liability.

(c)                                  Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, no material claim for product liability injury to persons or damage to property caused by the Company’s products has ever been made or threatened against the Company.

(d)                                 All Company Products manufactured, sold, leased, licensed or delivered by the Company are free from significant defects in design, workmanship and materials and conform in all material respects to the written Documentation and specifications therefor.  The Company has not received any warranty claims, contractual terminations or requests for settlement or refund due to the failure of any of its Company Products to meet their specifications or otherwise to satisfy end user needs or for harm or damage to any third party in any material amount.  The Company has also not received notice of any, and to the knowledge of the Company there are not any, set of facts that (i) would reasonably be likely to furnish a basis for the recall, withdrawal or suspension of any Company Product, approval or consent of any Governmental Entity with respect to any Company Product, (ii) would reasonably be likely to furnish a basis for the recall, withdrawal or suspension of any Company Product or service by Order of any state, federal or foreign court of law, or (iii) would reasonably be likely to otherwise cause the Company or the Business to recall, withdraw or suspend any of the Company Products from the market or to change the marketing classification of any of its Company Products.  The Company has not received written notice of any, and to the knowledge of the Company there are not any, Defects in any of the Company Products that is reasonably likely to give rise to any Damages in excess of insurance or that will cause such Company Product not to be useable as intended or marketed.

4.20                           Employees.

(a)                                  Section 4.20 of the Company Disclosure Schedule contains a list of all employees of the Company, along with the position of each employee.  The Company has provided or made available to the Merger Sub a list showing the annual rate of compensation (including salary, bonus and fringe benefits) of each such person.  Except as set forth in Section 4.20 of the Company Disclosure Schedule, each employee is an “at will” employee. Assuming no breach thereof by Surviving Corporation following the Closing, all of the agreements referenced in the preceding sentence will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing.  Section 4.20 of the Company Disclosure Schedule contains a list of all employees of the Company who are not a party to a non-competition agreement with the Company.  The Company is in compliance in all material respects with all applicable laws relating to the hiring and employment of employees.

(b)                                 The Company is and has been in compliance in all material respects with all applicable statutes regarding employment related matters (including, but not limited to those related to employment practices, terms and conditions of employment, wages and hours and occupational health and safety) with respect to its current and former personnel.

(c)                                  The Company (i) has withheld and reported all amounts required by statute or by agreement to be withheld and reported with respect to salaries and other payments to its current and former personnel; (ii) is not liable for any arrears of salaries, other payments, Taxes, or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for any payment to any government authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for its current and former personnel (other than routine payments to be made in the normal course of business and consistent with past practice).

(d)                                 The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.

4.21                           Employee Benefits.

(a)                                  Section 4.21(a) of the Company Disclosure Schedule contains a complete and accurate list of all Company Plans.  Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) any annual reports filed with a Governmental Entity and (for all funded plans) all plan financial statements for the last five plan years for each Company Plan, have been delivered or made available to the Merger Sub.

(b)                                 Each Company Plan has been administered in all material respects in accordance with its terms and the Company has in all respects met its obligations with respect to each Company Plan and has made all required contributions thereto.  All material filings and reports as to each Company Plan required to have been submitted to any Governmental Entity have been duly submitted.  No Company Plan has assets that include securities issued by the Company.

(c)                                  There are no Legal Proceedings against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d)                                 Except for amounts to be paid pursuant to the Severance Plan and Retention Bonus Plan, there are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation.

(e)                                  No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company to (i) any material fine, penalty, tax or liability of any kind imposed under any applicable statute, law or regulation or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(f)                                    Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(g)                                 Section 4.21(g) of the Company Disclosure Schedule discloses each: (i) agreement with any Company Stockholder, director, executive officer or other employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits or other benefits after the termination of employment of such director, executive officer or key employee; and (ii) agreement or plan binding the Company including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(h)                                 Section 4.21(h) of the Company Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities (including accrued but unpaid holiday salary and holiday payments) as of March 31, 2008

4.22         Environmental Matters.

(a)           To the knowledge of the Company, the Company is and has been in compliance in all material respects with all applicable Environmental Laws.  There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company.

(b)           The Company currently holds and has in the past held all Permits related to environmental matters necessary for its operations as currently conducted and as currently planned or contemplated to be conducted.

(c)           To the knowledge of the Company, the Company does not have any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.  To the knowledge of the Company, the Company (i) is not and will not be liable for any clean-up or other remediation acts regarding soil or groundwater with respect to any activities that have taken place before the Closing Date, and (ii) has not or will not in the future have any other liability related to the environment (including under statutes related to compensation for damage caused on the environment, on the property of third parties, or on the health of individuals) with respect to any activities that have taken place before the Closing Date.

(d)           The Company is not a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(e)           To the knowledge of the Company, set forth in Section 4.22(e) of the Company Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company (whether conducted by or on behalf of the Company or a third party, and whether done at the initiative of the Company or directed by a Governmental Entity or other third party) which the Company has possession of or access to.  A complete and accurate copy of each such document has been provided or made available to the Merger Sub.

(f)            The Company is not aware of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.

4.23         Legal Compliance.  The Company is currently conducting, and has at all times conducted, its business in compliance in all material respects with all applicable Laws.  The Company has not received any notice or communication from any Governmental Entity or any other party alleging material noncompliance with any applicable law, rule or regulation.

4.24         Customers and Suppliers.  Section 4.24 of the Company Disclosure Schedule sets forth a list of (a) each customer that accounted for more than 1% of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Company Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period, (b) the seven (7) largest suppliers of Company Products or services to the Company for the twelve-month period ending December 31,  2007 and (c) the seven (7) largest suppliers of Company Products or services to the Company for the three-month period ending March 31, 2008.  No such customer or supplier has indicated within the past year that it will stop, or decrease the rate of, buying Company Products or supplying Company Products, as applicable, to the Company.  No purchase order or commitment of the Company is in excess of normal requirements, nor are prices provided therein in excess of current market prices for the Company Products or services to be provided thereunder.  Except as disclosed on Section 4.24 of the Company Disclosure Schedule, no customer has notified the Company that it will discontinue any of its Company Products or programs.

4.25         Permits.  Section 4.25 of the Company Disclosure Schedule sets forth a list of all Permits issued to or held by the Company.  Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted.  To the knowledge of the Company, each such Permit is in full force and effect; to the knowledge of the Company, the Company is in compliance in all material respects with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit has been overtly threatened.

4.26         Certain Business Relationships With Affiliates.  Except as disclosed in Section 4.26 of the Company Disclosure Schedule, no Affiliate of the Company (a) has any claim or cause of action against the Company or (b) owes any money to, or is owed any money by, the Company, except for salaries, reimbursements and payments in the Ordinary Course of Business.  Section 4.26 of the Company Disclosure Schedule describes any commercial transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Company Financial Statements.

4.27         Brokers’ Fees.  Except for the fees due to Christenberry Collet & Company, Inc., the Company does not have any liability or obligation to pay any fees or commissions to any other broker, finder or agent with respect to the transactions contemplated by this Agreement.

4.28         Books and Records.  The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.  Section 4.28 of the Company Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the names of persons having signature authority with respect thereto or access thereto.

4.29         Inventory.  To the knowledge of the Company, except as set forth in Section 4.29 of the Company Disclosure Schedule, the inventory of finished goods of the Company has been manufactured in accordance with all applicable manufacturing specifications, and if applicable, purchase order specifications.  Except as set forth in Section 4.29 of the Company Disclosure Schedule, since December 31, 2007, no inventory items have been sold or disposed of except in the Ordinary Course of Business, and none of the Company’s inventory is slow moving or obsolete.  Additionally, except as set forth in Section 4.29 of the Company Disclosure Schedule, to the knowledge of the Company, the Company has not received notice from any of its customers that the items held in its inventory are being discontinued or will not be purchased by such customer and to the knowledge of the Company no items held in inventory are subject to any recall or product liability claim.

4.30         Preparation of Disclosure and Solicitation Materials.  The Company’s board of directors submitted to the Company Stockholders, a proxy statement describing the terms of the Merger and this Agreement, the Company, its business and operations, the Parent and SI (USA) and their respective businesses and operations, which included, among other things, (a) notice of a shareholders meeting to approve the transactions contemplated by this Agreement, (b) a written consent to the Merger and/or waiver by such Company Stockholder of such Company Stockholder’s right to elect to receive payment in accordance with dissenter’s rights under the Delaware General Corporation Law, (c) the dissenter’s rights notice sent in accordance with the Delaware General Corporation Law, and (d) an “election form” to be executed by each Company Stockholder which indicates if such Company Stockholder will accept his, her or its portion of the Merger Consideration in either (i) all cash (the “First Option”), or (ii) half cash and the other half comprised of the Parent Common Stock, the exact number of which to be determined in accordance with the methodologies and procedures set forth in Schedule 1.6(a) (the “Second Option”).  With the exception of the Major Stockholders, all of the Company Stockholders elected the First Option and each and every Company Stockholder executed the written consent approving the Merger.  Each of the Company Stockholders waived their respective dissenter’s rights under the Delaware General Corporation Law.

4.31         Disclosure.  No representation or warranty by the Company, or the Major Stockholders contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any other document, certificate or other instrument executed by the Company Stockholders or the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE MERGER SUB AND SI (USA)

The Merger Sub and SI (USA) represents and warrants to the Company and the Major Stockholders that, except as set forth in the Merger Sub Disclosure Schedule, the statements contained in this Article V are true and correct as of the date of this Agreement and will be true and correct as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).  The Merger Sub Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article V.  The disclosures in any section or subsection of the Merger Sub Disclosure Schedule shall qualify other sections and subsections in this Article V only to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.  For purposes of this Article V, the phrase “to the knowledge of the Merger Sub or SI (USA)” or any phrase of similar import shall be deemed to refer to the actual knowledge of the individuals identified on Schedule 5, as well as any other knowledge which such persons would have possessed had they made reasonable inquiry of appropriate employees and agents of the Merger Sub or SI (USA) with respect to the matter in question.

5.1           Organization, Qualification and Corporate Power.  The Merger Sub and SI (USA) are corporations duly organized, validly existing and in corporate and tax good standing under the laws of the State of Rhode Island.  The Merger Sub and SI (USA) are duly qualified to conduct business and are in good standing under the laws of each jurisdiction listed in Section 5.1 of the Merger Sub Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Merger Sub’s or SI (USA)’s businesses or the ownership or leasing of their properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Merger Sub or SI (USA).  The Merger Sub and SI (USA) have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.  The Merger Sub and SI (USA) have furnished to the Company complete and accurate copies of their corporate formation and organizational documents.  Neither the Merger Sub nor SI (USA) is in default under or in violation of any provision of its corporate formation or organizational documents.

5.2           Capitalization.  The authorized capital stock of the Parent consists of (a) 1,000,000 shares of preferred stock, $.0001 par value per share, of which no shares are issued or outstanding or held in the Parent’s treasury, and 100,000,000 shares of Common Stock, of which, as of January 31, 2008, 13,907,892 shares were validly issued and outstanding, fully paid and nonassessable, (b) 1,600,000 shares were reserved for issuance pursuant to Parent’s stock option plan for its employees and directors and (c) 3,633,953 shares were reserved for issuance upon the conversion of the Parent’s outstanding warrants.  Except for options and rights relating to shares described in clauses (b) and (c) of the preceding sentence, and except as set forth in Section 5.2 of the Merger Sub Disclosure Schedule, there are no options, warrants or other rights, agreements or commitments (contingent or otherwise) obligating the Parent to issue shares of its capital stock or any other securities convertible into or evidencing the right to subscribe to shares of its capital stock.  All of the issued and outstanding capital stock of the Merger Sub is owned by SI (USA).

5.3           Authorization of Transaction.  The Merger Sub and SI (USA) have all requisite power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  The execution and delivery by the Merger Sub and SI (USA) of this Agreement and the consummation by the Merger Sub and SI (USA) of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Merger Sub and SI (USA).  This Agreement has been duly and validly executed and delivered by the Merger Sub and SI (USA) and constitutes the valid and binding obligations of the Merger Sub and SI (USA), enforceable against the Merger Sub and SI (USA) in accordance with its terms.

5.4           Noncontravention.  Neither the execution and delivery by the Merger Sub and SI (USA) of this Agreement, nor the consummation by the Merger Sub and SI (USA) of the transactions contemplated hereby, will (a) conflict with or violate any provision of the corporate formation or organizational documents of the Merger Sub or SI (USA), (b) require on the part of the Merger Sub or SI (USA) any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which the Merger Sub or SI (USA) is a party or by which the Merger Sub or SI (USA) is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Merger Sub or SI (USA) or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Merger Sub or SI (USA) or any of their respective properties or assets.

5.5           Litigation.  There is no Legal Proceeding which is pending or, to the Merger Sub’s or SI (USA)’s knowledge, has been threatened against the Merger Sub or SI (USA) which (a) seeks either damages in excess of $25,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.  There are no judgments, orders or decrees outstanding against the Merger Sub or SI (USA).

5.6           Legal Compliance.  Merger Sub is currently conducting, and has at all times conducted its business in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity.  Merger Sub has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

5.7           Reports and Financial Statements. Merger Sub has previously made available to the Company true and correct copies of (i) Parent’s Form 10-K for the yeaer ended December 31, 2007 (the “Form 10-K”), and (ii) all reports filed by Parent with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the Form 10-K.  As of its date, the Form 10-K complied in all material respects with then applicable published rules and regulations of the Commission with respect thereto at the date of their issuance and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Since the Form 10-K, there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Merger Sub or SI (USA), threatened against Merger Sub, SI (USA) and/or Parent or their respective properties and assets before any court or arbitrator or any governmental entity, that, if adversely determined, would have a Material Adverse Effect.  Neither Merger Sub, SI (USA) nor Parent is not subject to any order, writ, judgment, decree, or injunction that has had a Material Adverse Effect.  Each of the consolidated financial statements included in the Form 10-K has been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly presents the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders’ equity or cash flows of such entity or entities.  The Parent has made all filings required by the Exchange Act since January 1, 2007.

5.8           Validity of Common Stock.  The Merger Shares to be issued in the transaction will, when issued, be validly issued, fully paid and nonassessable.

5.9           Consents and Approvals of Governmental Entities.  Except for (a) the requirements of state securities (or “blue sky”) laws, (b) the filing of appropriate documents with the Nasdaq Stock Market, and (c) the filing of a Form D and a Form 8-K with the Commission, if applicable, no consent, approval or authorization of, or declaration, filing or registration with, any governmental entity is required to be made or obtained by Merger Sub, SI (USA) or Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

5.10         Absence of Certain Changes or Events.  Since the Form 10-Q, there has not been a material adverse effect on the business of the Merger Sub, SI (USA) or Parent.

5.11         Disclosure.  Neither the representations or warranties made by Merger Sub and SI (USA) in this Agreement, nor the Merger Sub Disclosure Schedule or any other certificate executed and delivered by Merger Sub or SI (USA) pursuant to this Agreement, when taken together and with knowledge of the contents of the Form 10-Q and Form 8-K, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

ARTICLE VI
[INTENTIONALLY LEFT BLANK]

ARTICLE VII
MUTUAL COVENANTS AND AGREEMENTS

7.1           Publicity.  All notices, releases, statements and communications generally directed to employees, suppliers, customers, the public or the press relating to the transactions contemplated by this Agreement shall be made only at such times and in such manner as may be mutually agreed upon by the Company and the Merger Sub; provided, however, that any Party may make a public announcement of the proposed transaction if such Party reasonably deems such public announcement or filing is necessary to comply with any Law or any rule or regulation of any securities exchange or securities quotation system and such Party shall, to the extent practicable, consult with the other Party with respect to such announcements and give reasonable prior written notice of its intent to issue such announcement.

7.2           Confidentiality.  Except as otherwise required in the performance of its obligations under this Agreement and except as otherwise required pursuant to Law or as may be required in connection with any filing by the Parent with the Commission pursuant to the Securities Act or Exchange Act, any non-public information received by the Merger Sub, Company, the Company Stockholders or the advisors of any of the foregoing from another party hereto shall be kept confidential.  Further, each of the Merger Sub, the Company and the Company Stockholders acknowledge that the Confidential Information of the Company and the Merger Sub is valuable, special and unique assets that shall be kept confidential by the Company and the Company Stockholders after the Closing Date, if the Closing occurs, and if the Closing does not occur, by the Merger Sub and after the termination of this Agreement pursuant to the terms hereof.  The Merger Sub, the Company and the Company Stockholders shall be responsible for any disclosure by their respective Affiliates, employees, agents, contractors, officers, managers, members or partners.  Upon any termination of this Agreement, each of the Merger Sub, the Company and the Company Stockholders shall, upon the request of the Person that provided such Confidential Information, promptly return any Confidential Information received from the other party and, upon request, shall destroy all copies of such information in its possession.  The Company and the Company Stockholders agree that the remedy at law for any breach of this Section 7.2 would be inadequate and that the Merger Sub shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 7.2.

7.3           Employees.

(a)           It is understood and agreed that (i) to the extent the Merger Sub expressed intentions to extend offers of employment to any of the Company’s existing Employees, that such intentions shall not constitute any commitment, contract or understanding (express or implied) or any obligation on the part of the Surviving Corporation to an employment relationship of any fixed term or duration after Closing or upon any terms or conditions other than those that the Surviving Corporation may establish pursuant to individual offers of employment, and (ii) except as provided in any agreement with such employees, employment offered by the Surviving Corporation is “at will” and may be terminated by the Surviving Corporation or an employee at any time for any reason (subject to any written commitments to the contrary made by the Surviving Corporation or an employee and applicable law and regulation).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of the Surviving Corporation to terminate, reassign, promote or demote any of the Company’s Employees that the Surviving Corporation may hire after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.  Except as otherwise agreed in this Section 7.3, the Surviving Corporation will set its own initial terms and conditions of employment for said Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by Law.

(b)           The Company agrees to cooperate with the Merger Sub in organizing interviews of the Employees by the Merger Sub and its representatives and to otherwise coordinate ongoing communications with the Employees.  The Company further covenants and agrees, prior to the Closing, not to promote or advance any Employee without the prior written consent of the Merger Sub.

(c)           The Company has provided or made available to the Merger Sub on or prior to the Closing Date properly completed and executed I-9 forms and attachments with respect to all Employees, except for such Employees as the Company certifies in writing to the Merger Sub are exempt from such requirement.

(d)           The Company shall pay, discharge and be responsible for all salaries, wages and bonuses (including, vacation pay and personal leave pay) that have accrued as of the Closing Date.

7.4           Approvals and Consents.  To the extent that the consummation of the Merger shall require the approval or consent of a party thereto and such approval or consent has not been obtained by the Closing, if the Merger Sub and the Company agree to consummate the transactions contemplated by this Agreement, this Agreement shall not constitute an agreement to assign the same if an attempted assignment without such approval or consent would constitute a breach thereof and such Contract shall not be deemed to be assigned under any other provision hereof.

7.5           Expenses.  Each of the Parties shall bear its own costs and expenses (including legal, accounting and banking fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Merger Sub shall be responsible for the payment of the Escrow Fees to the Escrow Agent in excess of $2,500. The Company Stockholders acknowledge and agree that they will pay such costs and expenses and not use Company funds for such purposes.

7.6           Payment or Accrual of Payoff Amounts.  At the Closing, the Merger Sub shall pay the Company’s Line of Credit and the Additional Coverage and thereafter shall pay and discharge the remaining Payoff Amounts as the same become due and payable.  Confirmation of such payment or accrual shall be made to the Stockholder Representative.

ARTICLE VIII
POST-CLOSING COVENANTS

8.1           Securities Act Matters.  The Major Stockholders, by the approval of the Merger and the adoption of this Agreement, acknowledge and agree that the Parent Common Stock to be issued to the Major Stockholders, has not been (and at the time of Merger will not have been) registered under the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder (collectively, the “Securities Act”), or under the securities laws of any state, in reliance upon certain exemptive provisions of such statutes, and has not been registered under or qualified under the securities or other laws of any other jurisdiction.  The Major Stockholders recognize and acknowledge that such claims of exemption are based, in part, upon the Major Stockholders’ representations contained in this Agreement.  The Major Stockholders further recognize and acknowledge that, because the Parent Common Stock is not registered under federal and state laws, it is not presently eligible for public resale and may only be resold, assigned, transferred, pledged or otherwise disposed of pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to a valid exemption from such registration requirements.  The Major Stockholders recognize and acknowledge that Rule 144 promulgated under the Securities Act (which facilitates routine sales of securities in accordance with the terms and conditions of that Rule, including a holding period requirement) is not now available to the Major Stockholders due only to the holding period requirements, for resale of the Parent Common Stock, and the Major Stockholders recognize and acknowledge that, in the absence of the availability of Rule 144, a sale pursuant to a claim of exemption from registration under the Securities Act would require compliance with some other exemption under the Securities Act, none of which may be available for resale or other disposition of the Parent Common Stock by the Major Stockholders.  Except as set forth in the Registration Rights Agreement, the Company and the Major Stockholders recognize and acknowledge that the Merger Sub is under no obligation to register the Common Stock, either pursuant to the Securities Act or the securities laws of any state or to supply the information which may be necessary to enable the Company or the Major Stockholders, as the case may be, to sell the Common Stock.  The Major Stockholders agree that the Surviving Corporation, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates representing the shares of Parent Common Stock issued to the Major Stockholders, and may place legends on such certificates in the form provided in Section 8.2 hereof.

8.2           Restrictive Legend.  Each certificate representing Parent Common Stock shall, except as otherwise provided in this Section 8.2 or in Section 8.3 below, be stamped or otherwise imprinted with a legend substantially in the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS: (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION; (ii) THE CORPORATION RECEIVES AN OPINION OF LEGAL COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION OR (iii) THE CORPORATION IS OTHERWISE SATISFIED THAT SUCH TRANSACTION IS EXEMPT FROM SUCH REGISTRATION.  THE HOLDER OF THIS SECURITY IS SUBJECT TO CERTAIN RESTRICTIONS ON SALE, PLEDGE OR DISPOSITION OF THIS SECURITY AS SET FORTH IN A LOCK-UP AGREEMENT AS MAY BE AMENDED AND IN EFFECT FROM TIME-TO-TIME, COPIES OF WHICH MAY BE OBTAINED FROM THE SECRETARY OF THE CORPORATION”.

Such certificates shall not bear such legend if in the opinion of counsel satisfactory to Surviving Corporation the securities being sold thereby may be publicly sold without registration under the Securities Act and applicable state securities laws or if such securities have been sold pursuant to Rule 144 or an effective registration statement.

8.3           Notice of Proposed Transfer.  Subject to the terms and limitations set forth in the Lock-Up Agreement, prior to any proposed transfer of any Parent Common Stock other than pursuant to an effective registration statement, the holder thereof shall give written notice to

Surviving Corporation of its intention to effect such transfer.  Each such notice shall describe the manner of the proposed transfer and, if requested by Surviving Corporation, shall be accompanied by an opinion of counsel satisfactory to Surviving Corporation to the effect that the proposed transfer may be effected without registration under the Securities Act and applicable state securities laws, whereupon, if such proposed transfer is otherwise in accordance with the terms hereof, the holder of such security shall be entitled to transfer such security in accordance with the terms of its notice.  If requested by Surviving Corporation, a transferee of Parent Common Stock (other than Parent Common Stock sold pursuant to an effective registration statement under the Securities Act or pursuant to Rule 144) will execute, as a condition of such transfer, an agreement to be bound by the terms of the Lock-Up Agreement, to the extent applicable or an other similar agreement, in a form acceptable to Surviving Corporation and provide such other information and representations as Surviving Corporation may reasonably request.  Each certificate for Parent Common Stock transferred as above provided shall bear the legend set forth in Section 8.2, except that such certificate shall not bear such legend if (i) such transfer is in accordance with the provisions of Rule 144 or (ii) the opinion of counsel referred to above is to the further effect that the transferee and any subsequent transferee (other than an affiliate of Merger Sub) would be entitled to transfer such securities in a public sale without registration under the Securities Act and applicable state securities laws.  The restrictions provided for in this Section 8.3 shall not apply to securities which are not required to bear the legend prescribed by Section 8.2 in accordance with the provisions of Section 8.2.

8.4           Stockholder Representative Access.  For a period of five (5) years following the Closing Date, the Surviving Corporation shall, from time to time but at no expense to the Stockholder Representative, upon reasonable advance notice from Stockholder Representative, provide Stockholder Representative and its representatives, agents and accountants with access to the Company’s books and records for all reasonable purposes.

8.5           Further Assurances.  At any time and from time to time after the Closing, at the Surviving Corporation’s request and without further consideration, the Company Stockholders and the Stockholder Representative shall promptly execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, as the Surviving Corporation may reasonably request, more effectively to transfer, convey and assign to Surviving Corporation, and to confirm Surviving Corporation’s title to, all of the Company’s assets.

8.6           Taxes.

(a)           Except to the extent resulting from any item reflected on the Estimated Closing Balance Sheet, any refunds or credits of Taxes (including any interest paid or credited with respect thereto) of, or with respect to, the Company that are attributable or allocable to any period (or portion thereof) of the Company ending before the Closing Date, will be for the account of the Company Stockholders.  The Surviving Corporation will promptly inform the Stockholder Representative of any refunds or credits to which the Company Stockholders may be entitled hereunder and, if the Stockholder Representative so requests and at the Stockholder Representative’s expense, cause the Surviving Corporation to file for and obtain any such refunds or credits, including through the prosecution of any proceeding which the Stockholder Representative chooses to direct such entity to pursue.  The Surviving Corporation will permit the Stockholder Representative to control (at the Stockholder Representative’s expense and sole discretion) the prosecution and content of any such refund or credit claim (including, but not limited to, any position to be taken on such claim).

(b)           The parties agree that the Merger is intended to be treated for tax purposes as a purchase of the Company’s stock and will file all Tax Returns consistent with such treatment and will not take any position or action inconsistent with such treatment.

(c)           The Surviving Corporation shall prepare all Tax Returns for the Company for calendar year 2008 periods ending on or prior to the Closing Date and make all payments required thereby.  Such Tax Returns shall be prepared consistent with past practice to the extent permitted by Law.  The Surviving Corporation shall provide such Tax Returns to the Stockholder Representative at least 30 days prior to the due date for filing such Tax Returns and shall incorporate any comments reasonably requested by the Stockholder Representative on such Tax Returns prior to filing and, once filed, the Surviving Corporation shall not amend such Tax Return or any other Tax Return covering a pre-Closing period of the Company unless agreed to in writing by the Stockholder Representative.

ARTICLE IX
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ARTICLE X
INDEMNIFICATION

10.1         Indemnification by the Company, the Major Stockholders and the Company Stockholders. Subject to Sections 10.4 and 10.5, the Company Stockholders shall (severally and not jointly) and the Major Stockholders shall (jointly and severally) indemnify the Parent and SI (USA) in respect of, and hold the Parent and SI (USA) harmless against, any and all Damages incurred or suffered by the Parent and SI (USA) or any of their Affiliates resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date (unless such breach has been waived in writing or as otherwise provided in this Agreement by the Merger Sub), of any representation or warranty of the Company or the Company Stockholders contained in this Agreement or any other agreement or instrument executed by the Company, or Company Stockholders to the Parent, SI (USA) and/or the Merger Sub pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of the Company Stockholders or before Closing the Company contained in this Agreement or any agreement or instrument executed by the Company Stockholders or the Company pursuant to this Agreement; and

(c)           any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of capital stock or other securities of the Company; (ii) any rights of a stockholder, including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the formation or organizational documents of the Company; (iv) any claim that any Company Stock was wrongfully repurchased by the Company; (v) any claim that the Merger Consideration was improperly allocated; or (vi) the content, validity and/or legality of the provisions of this Agreement and any schedules or appendices thereto.

10.2         Indemnification by SI (USA).  SI (USA) shall indemnify the Company Stockholders and the Major Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by such Company Stockholders or Major Stockholders resulting from, relating to or constituting:

(a)           any breach, as of the date of this Agreement or as of the Closing Date, of any representation or warranty of the Merger Sub or SI (USA) contained in this Agreement or any other agreement or instrument furnished by the Merger Sub or SI (USA) pursuant to this Agreement;

(b)           any failure to perform any covenant or agreement of the Merger Sub, SI (USA) or Parent before Closing or Surviving Corporation, SI (USA) or Parent following Closing contained in this Agreement or any agreement or instrument executed by any such party pursuant to this Agreement.

10.3         Indemnification Claims.

(a)           An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action.  Such notification shall be given within 20 days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.  Within 90 days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article X and (B) if the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article X; the Indemnifying Party may not assume control of the defense of a Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party.  If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense.  The Non-controlling Party may participate in such defense at its own expense.  The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto.  The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action including, without limitation, providing access to books, records and employees to the extent such reasonably relate to the matter to which the claim pertains.  The reasonable fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 10.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action.   The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Party shall not be required if the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes a complete release of the Indemnified Party from further liability and has no other adverse effect on the Indemnified Party.  The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b)           In order to seek indemnification under this Article X, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party.

(c)           Within 90 days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall:  (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer or with a written consent to release of funds held under the Escrow Agreement), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer or with a written consent to release of funds held under the Escrow Agreement), or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.  All distributions to the Surviving Corporation of all or any portion of the Escrow Account with respect to

Damages hereunder shall be made in accordance with the terms of the Escrow Agreement.

(d)           During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute.  If the Dispute is not resolved within such 30-day period, the Parties shall at their election and mutual agreement submit the dispute to private binding arbitration with an arbitrator of their choice, or to the extent either party objects to private binding arbitration, submit the dispute for binding arbitration to the American Arbitration Association (the “AAA”).

(e)           If, as set forth in Section 10.3(d), either the Indemnified Party or the Indemnifying Party submits any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Arbitration Rules and the following provisions:

(i)            In the event of any conflict between the Arbitration Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii)           Any party that shall commence arbitration shall do so by filing a written submission with the AAA in the home jurisdiction of the defending part in accordance with the Arbitration Rules.  For purposes of this Agreement, the “home jurisdiction” of the Company and the Company Stockholders shall be Kansas City, Missouri, and the “home jurisdiction” for the Parent, SI (USA) and the Merger Sub/Surviving Corporation shall be Providence, Rhode Island.

(iii)          Each party will be entitled to obtain relevant documents from the other party, including electronic documents, as well as to take a total of five depositions of officers or employees of the other party and/or third party witnesses.

(iv)          The arbitration hearings shall take place in the home jurisdiction of the non-moving party.  Not later than 30 days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor.  Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction.

(v)           The Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.  The Arbitrator shall have no power or authority, under the Arbitration Rules or otherwise, to (A) modify or disregard any provision of this Agreement, including the provisions of this Section 10.3(e), or (B) address or resolve any issue not submitted by the parties.

(vi)          In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the Arbitration and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f)            Notwithstanding the other provisions of this Section 10.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article X, and such Indemnified Party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article X, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article X, for any such Damages for which it is entitled to indemnification pursuant to this Article X (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article X).

10.4         Survival of Representations, Warranties and Covenants; Limitations.  The representations, warranties and covenants of each of the Parties contained in this Agreement shall survive Closing, subject to the limitations in this Section 10.4.  Subject to Section 7.2 of this Agreement, the right to indemnification, payment of Damages or other remedy based on such representations, warranties and covenants will not be affected by any investigations conducted with respect to or any knowledge acquired (or capable of being acquired) at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty or covenant.

(a)           Time Limitations.  All representations and warranties that are covered by the indemnification agreements in Section 10.1(a) and Section 10.2(a) shall (i) survive the Closing for a period of 12 months after the Closing Date except that (A) the time limit for a claim to be made by the Parent, SI (USA) or the Surviving Corporation for a breach of the representations and warranties made in Sections 4.9 and 4.19 shall be until the expiration of the statute of limitations applicable to a claim for breach of such representation and warranty, (B) there shall be no time limit for any claim by the Parent, SI (USA) or the Surviving Corporation for a breach of the representations and warranties made in Sections 3.1, 3.2, 4.1, 4.2, 4.3, 4.10 and 4.13 or for a breach of any Company or Company Stockholder covenant, and (C) there shall be no time limit for any claim by any Party for Damages resulting from fraudulent misrepresentations (“Fraud Claims”).   Notwithstanding the foregoing, if an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty or the termination of the indemnification provisions of this Article X, as applicable, either a Claim Notice based upon a breach of such representation or warranty or other matter with respect to which the Indemnified Party is entitled to indemnification hereunder, or an Expected Claim Notice based upon a breach of such representation or warranty or other matter with respect to which the Indemnified Party is entitled to indemnification hereunder, then the applicable representation or warranty shall survive or the indemnification obligations under this Article X shall not terminate, as applicable, until, but only for purposes of, the resolution of any claims arising from or related to the matter covered by such notice.  If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party.

(b)           Dollar Limitations-Minimum. Neither the Company Stockholders, on the one hand, nor the Parent, SI (USA) and Merger Sub, on the other hand, shall be liable to the other for indemnification under this Article X for breaches of any representation, warranty or covenant of the other party unless and until the aggregate Damages incurred by such party as a result of all such breaches exceeds $135,000 (the “Basket”), provided that in the event that the amount of Damages incurred by such party exceed the Basket, such party shall be indemnified by the other party for the full amount of such Damages from the first dollar of such Damages.  The limitations in this Section 10.4(b) shall not apply to Damages relating to or arising from (i) Fraud Claims, (ii) non-compliance or un-fulfillment of any covenants or (iii) the breach of the representations in Sections 3.1 and 3.2 in this Agreement.

(c)           Dollar Limitations - Maximum.  Except with respect to Fraud Claims, notwithstanding anything to the contrary herein the aggregate liability of the Company and/or the Company Stockholders for Damages under Sections 10.1(a) and 10.1(c) (other than Damages resulting form a breach of Sections 3.1 or 3.2 of this Agreement) shall not exceed $4,000,000 and the aggregate liability of the Merger Sub for Damages under Section 10.2(a) shall not exceed the Merger Consideration.

(d)           Materiality Disregarded.  In determining whether a representation, warranty or covenant has been breached for purposes of the Company’s or the Company Stockholders’ obligations to indemnify the Parent, SI (USA) or the Merger Sub under Sections 10.1(a) through (c) and determining the amount of any Damages under this Article X, materiality, Company Material Adverse Effect or other similar qualifiers contained in any representation, warranty or covenant will be disregarded.

(e)           Exclusive Remedy.  Except with respect to (i) Fraud Claims and (ii) the right to specific enforcement to enforce the non-competition provisions contained in the Employment Agreements and the confidentiality obligations set forth in Section 7.3, in each case, against the party breaching such covenant, after the Closing, the rights of the Indemnified Parties under this Article X shall be the exclusive remedy of the Indemnified Parties with respect to claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement.

(f)            Availability of Escrow. All Damages payable by the Company Stockholders under this Article X shall first be paid from the Escrow Account and only after the Escrow Account is completely depleted may the Surviving Corporation, SI (USA) or Parent seek recovery from the Company Stockholders.

(g)           Insurance Off-Set.  The amount of Damages for which indemnification is available under this Article X shall be calculated net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Damages.  If the Indemnifying Party makes any payment hereunder in respect of any Damages, such Indemnifying Party shall be subrogated, to the extent of such payment to the rights of such Indemnified Party against any insurer or other third Person with respect to such Damages.  In addition, the amount of Damages for which indemnification is available under this Article X shall be (i) net of all related liabilities and reserves reflected on the Financial Statements or taken into account in calculating the Closing Net Worth or the Closing Net Worth Adjustment, and (ii) reduced to take account of any net Tax benefit reasonably expected to be realized by such Indemnified Party arising from the incurrence or payment of any such Damage (or from a correlative adjustment) and used to reduce its otherwise payable Taxes.

(h)           No Contribution or Circular Recovery.  None of the Company Stockholders shall have any right of contribution against the Parent, SI (USA) or the Company/Surviving Corporation with respect to any Damages suffered by the Parent, SI (USA) or the Company/Surviving Corporation.  Each Company Stockholder hereby agrees that such Company Stockholder will not make any Claim Notice for indemnification against the Parent, SI (USA) or the Company/Surviving Corporation by reason of the fact that such Company Stockholder or any of such Company Stockholder’s agents or other representatives was a controlling person, director, officer, employee, agent or other representative of the Company or was serving as such for another Person at the request of the Company (whether such Claim Notice is for losses of any kind or otherwise and whether such Claim Notice is pursuant to any statute, Certificate or Articles of Incorporation, By-law, contractual obligation or otherwise) with respect to any Claim Notice brought by the Parent or SI (USA) against such Company Stockholder (whether such Claim Notice is pursuant to this Agreement, applicable law, or otherwise).

ARTICLE XI
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ARTICLE XII
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall have the meaning specified in Section 10.3(d) of this Agreement.

“Additional Coverage” shall mean the additional product liability insurance policy for a term of not less than two years, providing coverage of $1,000,000 per occurrence and a $250,000 deductible and naming the Company and SI (USA) as additional insureds, that will cover all Company Products bearing a manufactured date prior to the Closing Date at a premium cost of $132,500.00.

“Affiliate” shall mean, with respect to an indicated person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with such indicated person or entity.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Agreement” shall have the meaning specified in Section 1.2.

“Arbitration Rules” means the Commercial Arbitration Rules of the American Arbitration Association.

“Arbitrator” shall have the meaning specified in Section 10.3(e) of this Agreement.

“Basket” shall have the meaning specified in Section 10.5(a) of this Agreement.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to be closed.

“Cash Escrow Amount” shall mean the difference of $1,350,000 less the value of the Escrow Shares.

“Cash Portion” shall have the meaning specified in Section 1.6(a) of this Agreement.

“Claim Notice” shall mean written notification which contains (a) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (b) a statement that the Indemnified Party is entitled to indemnification under Article X for such Damages and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Balance Sheet” shall have the meaning specified in Section 1.7(c) of this Agreement.

“Closing Date” shall mean the date two business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article I), or such other date as may be mutually agreeable to the Parties.

“Closing Net Worth”       shall mean Total Capital of the Company as set forth in the Closing Balance Sheet plus the outstanding balance of the Company’s Line of Credit in the amount of $217,934.44.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall have the meaning specified in Section 5.7 of this Agreement.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Merger Sub on the date hereof.

“Company Financial Statements” shall mean:

(a)           the consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last two fiscal years; and

(b)           the Company Most Recent Balance Sheet and the consolidated statements of income, changes in stockholders’ equity and cash flows for the 12 months ended as of the Company Most Recent Balance Sheet Date.

“Company Intellectual Property” shall mean shall the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” shall mean all Intellectual Property that is licensed to the Company by any third party or an Affiliate of the Company.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (a) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company, or (b) the ability of Surviving Corporation to operate the business of the Company (as such business is currently operated or currently proposed by the Company to be operated) immediately after the Closing, provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Company Material Adverse Effect: (x) any adverse change, event, development or effect arising from or relating to (i) general economic conditions (including those in one or more of the geographic markets in which the Company conducts business), including such conditions related to the industry of the Company, (ii) regional, national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America or any other national or international hostilities, acts of terror or acts of war, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in applicable Law or Orders, (vi) an increase in gasoline, diesel fuel or other energy costs, (vii) the execution or announcement of this Agreement, the consummation of the transactions contemplated by this Agreement, or the taking of any action contemplated by this Agreement, or (y) any adverse change in or effect on the business of the Company that is cured before the earlier of (i) the Closing Date and (ii) the date on which this Agreement is terminated pursuant to Article XI.  For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Company Most Recent Balance Sheet Date.

“Company Most Recent Balance Sheet Date” shall mean March 31, 2008.

“Company Owned Intellectual Property” shall mean all the Intellectual Property owned or purported to be owned by the Company or an Affiliate of the Company, in whole or in part.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company.

“Company Products” shall mean (a) the products (including Documentation) that the Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to or from third parties, or (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to or from third parties within the previous six (6) years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to third parties in the future and (b) the services that the Company (i) currently provides or makes available to third parties, or (ii) has provided or made available to third parties within the previous six (6) years, or (iii) currently plans to provide or make available to third parties in the future.

“Company Registrations” shall mean Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others.

“Company Stock” shall mean shares of the Company’s issued and outstanding common and preferred stock.

“Company Stockholders” shall have the meaning specified in Section 3.1 of this Agreement.

“Confidential Information” shall mean any confidential or proprietary information of the Company, including (a) trade secrets, designs, formulae, drawings, intangible property, diagrams, techniques, research and development, specifications, data, know-how, formats, marketing plans, business plans, budgets, strategies, forecasts and client data; (b) information relating to the Company Products developed by the Company; (c) (i) the names of the Company’s customers and contacts, (ii) the Company’s marketing strategies, (iii) the names of the Company’s vendors and suppliers, (iv) the Company’s cost of materials and labor, (v) the Company’s prices obtained for services sold (including the methods used in price determination, manufacturing and sales costs), (vi) compensation paid to employees and consultants and other terms of employment, (vii) production operation techniques or any other confidential information of, about or pertaining to the business of the Company, and (viii) any other material business information and materials relating to material customers or vendors of the Company; (d) all tangible material that embodies any confidential and proprietary information as well as all records, files, memoranda, reports, price lists, drawings, plans, sketches and other written and graphic records, documents, equipment, and the like, relating to the business of the Company and (e) any other confidential information or trade secrets relating to the business or affairs of the Company; provided, however, that “Confidential Information” shall not include any information (v) that is or shall become generally available to the public other than as a result of an unauthorized disclosure by a party to this Agreement or a Person to whom a party has provided such information, (w) that was available to a party to this Agreement on a non-confidential basis prior to its disclosure by one party to the other pursuant to this Agreement as evidenced by such other party’s records on the date of such disclosure, (x) that is disclosed by the other party in any legal proceeding requiring any such disclosure, (y) as otherwise required by Law, or (z) as is reasonably necessary for any party hereto to enforce its rights under this Agreement; provided, that in each instance of (x), (y) and (z) the party disclosing such information shall provide such other party with notice and a reasonable opportunity to obtain a protective order preventing or limiting the disclosure of such information.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and SI (USA) dated October 5, 2007.

“Contracts” shall mean (a) all outstanding purchase and sales orders for the Company entered into by the Company in the Ordinary Course of Business, and (b) the other contracts, leases and agreements (whether oral or written) listed on Sections 4.13 and 4.14 of the Company Disclosure Schedule.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution proceedings relating to a Third Party Action or an indemnification claim under Article X), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 10.3(e)(vi).  Specifically, Damages shall not include any special, incidental, consequential, punitive or exemplary damages or amounts calculated based on a multiple of earnings, revenues or other amounts.

“Defect” shall mean a defect or impurity, whether in design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of any of the Company Products, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

“Dissimo Independent Contractor Agreement” shall have the meaning set forth in Section 1.11(xiv).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Documentation” shall mean printed, visual or electronic materials, reports, white papers, documentation, specifications, designs, flow charts, code listings, instructions, user manuals, frequently asked questions, release notes, recall notices, error logs, diagnostic reports, marketing materials, packaging, labeling, service manuals and other information describing the use, operation, installation, configuration, features, functionality, pricing, marketing or correction of a Company Product, whether or not provided to end users.

“Effective Time” shall have the meaning specified in Section 1.2 of this Agreement.

“Electing Stockholders”  shall mean any Company Stockholder that elects the Second Option.

“Employee Benefit Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, and, “employee pension plan” as defined in Section 3(2) of ERISA, and any written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, savings plans, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Employees” shall mean the Persons who are employed by the Company to operate the Company, including without limitation employees on temporary leave of absence, including family and medical leave, military leave, temporary disability or sick leave.

“Employment Agreements” shall have the meaning specified in Section 1.11(a)(viii) of this Agreement.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation (including any applicable Laws) or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to:  (a) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental

Concern or documentation related to the foregoing; (b) air, water and noise pollution; (c) groundwater and soil contamination; (d) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (e) transfer of interests in or control of real property which may be contaminated; (f) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (g) the protection of wild life, marine life and wetlands, and endangered and threatened species; and (h) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Continental Trust Company, as escrow agent.

“Escrow Agreement” means the escrow agreement among the Company, the Escrow Agent and the Merger Sub in substantially the form of Exhibit E attached hereto.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement initially consisting of the Cash Escrow Amount and the Escrow Shares

“Escrow Shares” means shares of the Parent Common Stock held in escrow by the Escrow Agent.

“Estimated Closing Balance Sheet” shall have the meaning specified in Section 1.6(a) of this Agreement.

“Exchange Act” shall have the meaning specified in Section 5.7 of this Agreement.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article X.

“Exploit” shall mean develop, design, test, modify, make, use, sell, have made, used and sold, import, reproduce, market, distribute, commercialize, support, maintain, correct and create derivative works of.

“Final Return” shall have the meaning specified in Section 7.8 of this Agreement.

“Form 8-K” shall have the meaning specified in Section 5.7 of this Agreement.

“Form 10-Q” shall have the meaning specified in Section 5.7 of this Agreement.

“Fraud Claims” shall have the meaning specified in Section 10.4(a) of this Agreement.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article X.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Intellectual Property” shall mean the following subsisting throughout the world:

(a)           Patent Rights;

(b)           Trademarks and all goodwill in the Trademarks;

(c)           copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors;

(d)           mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction;

(e)           inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, whether patentable or nonpatentable, whether copyrightable or noncopyrightable and whether or not reduced to practice;

(f)            other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(g)           domain names and IP addresses.

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, mask work registrations and applications for each of the foregoing.

“Law” shall mean, with respect to any Person, any statute, law, rule, regulation, ordinance, treaty, administrative action, Order, or other requirement of any Governmental Entity (including those requirements imposed by common law), applicable to such Person (or any of its properties or assets) or any of its members, managers, officers, directors, employees, consultants or agents in connection with activities taken on behalf of such Person, as amended.

“Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.

“Lease Payoff” shall mean $24,205.50

“Leased Real Property” shall mean the real property leased by the Company pursuant to the Leased Real Property Lease.

“Leased Real Property Lease” shall mean the Real Property Lease Agreement dated December 28, 2005 between the Company, as the tenant, and Real Estate Corporation, Inc., as the landlord.

“Lease Termination Agreement” shall have the meaning set forth in Section 1.11(iv).

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation pending before any Governmental Entity or before any arbitrator.

“Liability” shall mean any direct or indirect indebtedness, claim, loss, damage, deficiency, obligation or other liability, known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by GAAP to be set forth on a financial statement.

“Line of Credit” shall mean that certain Business Loan Agreement by and between the Company as borrower and Bank of Blue Valley as Lender dated August 13, 2007, as amended.

“Lock-Up Agreement” shall mean the Lock-Up Agreement attached hereto as Exhibit B.

“Material Consents” shall have the meaning specified in Section 1.11(a)(ix) of this Agreement.

“Material Disclosure Schedule Change” shall have the meaning specified in Section 7.2 of this Agreement.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances, pesticides, solid wastes and hazardous wastes, chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any Environmental Law or other law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger Certificates” shall have the meaning specified in Section 1.2 of this Agreement.

“Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.

“Negative Closing Date Adjustment Amount” shall have the meaning specified in Section 1.7(b) of this Agreement.

“Net Worth Target”  means $6,645,196 (determined by taking the Company’s Total Capital in the amount of $4,895,196 plus the outstanding amount of the Company’s Line of Credit of $1,750,000, each as set forth on the Company’s December 31, 2007 balance sheet attached hereto as Schedule 1.7(b)).

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Objection Notice” shall have the meaning specified in Section 1.7(d) of this Agreement.

“Order” shall mean any judgment, decree, order, writ, injunction, permit or license of any Governmental Entity.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Other Stockholders” means the Company Stockholders other than the Major Stockholders.

“Parent Common Stock” shall mean the unregistered common stock of Summer Infant, Inc.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Patent Rights” shall mean all patents, patent applications, utility models, Trademarks, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations).

“Payoff Amounts” shall mean collectively, the aggregate amount of the Lease Payoff ($24,205.50), the Retention Bonus Amounts ($105,500.00), and the principal and interest outstanding on the Company’s Line of Credit as of March 31, 2008 ($217,934.44), Company’s share of the Escrow Agent’s fee ($2,500.00) and the cost of the Additional Coverage ($132,500.00) which sums total $482,813.08.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Persons” shall mean a natural person, corporation, trust, partnership, limited liability company, Governmental Entity, agency or branch or department thereof, or any other legal entity.

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registration Rights Agreement” shall mean the Registration Rights Agreement attached hereto as Exhibit C.

“Regulation D” shall have the meaning specified in Section 3.1(c) of this Agreement.

“Related Agreements” shall have the meaning specified in Section 3.2(a) of this Agreement.

“Response” shall mean a written response containing the information provided for in Section 10.3(c).

“Retention Bonus Amounts” shall mean the aggregate amounts to be paid under the Retention Bonus Plan.

“Retention Bonus Plan” shall mean the Kiddopotamus & Company Retention Bonus Plan.

“Securities Act” shall have the meaning specified in Section 8.1 of this Agreement.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business and not material.

“Severance Plan” shall mean the Kiddopotamus & Company Severance Plan.

“Severance Plan Amounts” shall mean the aggregate amounts to be paid under the Severance Plan (including employer’s share of payroll taxes), which if to be paid as of the Effective Time would not exceed $80,740.27.

“Stockholder Representative” shall have the meaning set forth in the first paragraph of this Agreement.

“Taxes” shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, pension, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs duties, franchise and other taxes of any kind whatsoever imposed by the United States or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Group” shall have the meaning specified in Section 4.9(a) of this Agreement.

“Tax Returns” shall mean any and all reports, returns, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article X.

“Trademarks” shall mean all registered and unregistered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Value” means the valuation of the Parent Company Common Stock as determined pursuant to Schedule 1.6(a) hereto.

ARTICLE XIII
MISCELLANEOUS

13.1         Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of Merger Sub, the Company and the Company Stockholders; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

13.2         No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that the Parties agree that the Parent is a third party beneficiary to this Agreement.

13.3         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

13.4         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the Merger Sub, the Company and the Stockholder Representative.  Any purported assignment of rights or delegation of performance obligations in violation of this Section 13.4 is void.

13.5         Counterparts and Electronic Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf) or by any other electronic means intended to preserve the original graphic or pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

13.6         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

13.7         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company:	Kiddopotamus & Company
7360 W. 161st Street
Stillwell, Kansas 66085

Attn: J. Chris Snedeker
Tel: 913-851-2987
Fax: 913-402-6823
Email: chris@kiddopotamus.com

Copy to:	Thomas W. Van Dyke, Esq.
Bryan Cave LLP
One Kansas City Place
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Tel: 816-374-3201
Fax: 816-855-3201
Email: twvandyke@bryancave.com

If to the Merger Sub:	Summer Infant (USA), Inc.
1275 Park East Drive
Woonsocket, Rhode Island 02895

Attn: Jason Macari, CEO & President
Tel: 401-671-6563
Fax: 401-671-6051
Email: jmacari@summerinfant.com

Copies to:	Steven Rosenbaum, Esq.
Poore & Rosenbaum LLP
30 Exchange Terrace
Providence, RI 02903
Tel: 401.831.2600
Fax: 401.831.2220
Email: srosenbaum@poorerosenbaum.com

James P. Redding, Esq.
Greenberg Traurig, LLP
One International Place
Boston, MA 02110
Tel: 617.310.6061
Fax: 617.897.0961
Email: reddingj@gtlaw.com

If to the Stockholder Representative:

Thomas K. Manning
6200 Mission Drive
Mission Hills, Kansas 66208
Tel: 913-722-6154
Fax: 913-362-6383
Email: t.k.manning@worldnet.att.net

Copy to:	Thomas W. Van Dyke, Esq.

Bryan Cave LLP
One Kansas City Place
1200 Main Street, Suite 3500
Kansas City, Missouri 64105
Tel: 816-374-3201
Fax: 816-855-3201
Email: twvandyke@bryancave.com

If to the Major Stockholders:

J. Chris Snedeker and Kristen Peterson Snedeker
7360 W. 161st Street
Stillwell, Kansas 66085
Tel: 913-851-2987
Fax: 913-402-6823
Email: chris@kiddopotamus.com;
kristen@kiddopotamus.com

Copy to:	Cam Peterson
417 Wild Horse Circle
Boulder, Colorado 80304
Tel: 303-440-3922
Fax: 303-440-3922

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telecopy, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13.8         Governing Law.  All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

13.9         Amendments and Waivers.  This Agreement may only be amended by a written instrument executed by the Merger Sub, the Stockholder Representative, the Company, and the Major Stockholders.  No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver.  No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.10       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

13.11       Construction.

(a)           The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b)           Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c)           Any reference herein to “including” shall be interpreted as “including without limitation”.

(d)           Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SI (USA) :

Summer Infant (USA), Inc.

By:	/s/Jason P. Macari
Name:	Jason P. Macari
Title:	Chief Executive Officer

MERGER SUB:

Kiddo Acquisition Co., Inc.

By:	/s/Jason P. Macari
Name:	Jason P. Macari
Title:	Chief Executive Officer

COMPANY:

Kiddopotamus & Company

By:	/s/J. Chris Snedeker
Name:	J. Chris Snedeker
Title:	President

STOCKHOLDER REPRESENTATIVE:

/s/Thomas K. Manning
Thomas K. Manning, solely in his capacity as
Stockholder Representative

MAJOR STOCKHOLDERS:

/s/J. Chris Snedeker
J. Chris Snedeker

/s/Kristin Peterson Snedeker
Kristin Peterson Snedeker

[Merger Agreement]